                                                            EXHIBIT 10(j)




                            REIMBURSEMENT AGREEMENT
                                     AMONG
                   CENTRAL LOUISIANA ELECTRIC COMPANY, INC.,
                        VARIOUS FINANCIAL INSTITUTIONS,
                     WESTDEUTSCHE LANDESBANK GIROZENTRALE,
                                NEW YORK BRANCH,
                       AS ISSUER OF THE LETTER OF CREDIT,

                                      AND

                      WESTDEUTSCHE LANDESBANK GIROZENTRALE
                                NEW YORK BRANCH
                                    AS AGENT


                          Dated as of October 15, 1997


                      Parish of DeSoto, Series 1991A Bonds

                               TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
ARTICLE I            DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

Section 1.01.        Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE II           LETTER OF CREDIT; FEES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

Section 2.01.        Agreement to Issue Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . .    11
Section 2.02.        Adjustment to LC Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . .    11
Section 2.03.        Request to Extend the Letter of Credit   . . . . . . . . . . . . . . . . . . . . .    11
Section 2.04.        Letter of Credit Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Section 2.05.        Fronting Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Section 2.06.        Transfer Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Section 2.07.        Drawing Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Section 2.08.        Additional Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Section 2.09.        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Section 2.10.        Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

ARTICLE III          REPAYMENT OF DRAWINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

Section 3.01.        Repayment of Drawings; Advances  . . . . . . . . . . . . . . . . . . . . . . . . .    14
Section 3.02.        Repayment of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
Section 3.03.        Overdue Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
Section 3.04.        Payments; Computations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
Section 3.05.        Payments to Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Section 3.06.        Sharing Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Section 3.07.        Obligations Absolute   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

ARTICLE IV           PREPAYMENTS; ESCROW BONDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

Section 4.01.        Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
Section 4.02.        Release of Escrow Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE V            CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

Section 5.01.        Delivery of Bonds and Operative Documents  . . . . . . . . . . . . . . . . . . . .    17
Section 5.02.        Sale of Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Section 5.03.        Receipt of Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Section 5.04.        Representations and Warranties; Defaults   . . . . . . . . . . . . . . . . . . . .    19
Section 5.05.        Certain Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
Section 5.06.        Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

ARTICLE VI           REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . . . .    20

Section 6.01.        Due Organization, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
Section 6.02.        No Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
Section 6.03.        Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
Section 6.04.        Enforceability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
Section 6.05.        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
Section 6.06.        Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
Section 6.07.        No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
Section 6.08.        Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
Section 6.09.        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
Section 6.10.        Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
Section 6.11.        Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
Section 6.12.        Environmental and Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . .    24
Section 6.13.        Operative Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
Section 6.14.        Margin Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
Section 6.15.        Investment Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

ARTICLE VII          AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

Section 7.01.        Preservation of Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . .    24
Section 7.02.        Compliance with Law; Environmental and Other Matters   . . . . . . . . . . . . . .    25
Section 7.03.        Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Section 7.04.        Maintenance of Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Section 7.05.        Furnishing of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Section 7.06.        ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
Section 7.07.        Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
Section 7.08.        Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Section 7.09.        Payment of Taxes, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Section 7.10.        Maintenance of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Section 7.11.        Certain Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

ARTICLE VIII         NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

Section 8.01.        Consolidation, Merger, Sale of Assets, Etc.  . . . . . . . . . . . . . . . . . . .    28
Section 8.02.        Redemption or Purchase of Bonds; Adjustment
                     of Interest Rate Periods   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
Section 8.03.        Amendment of Operative Document  . . . . . . . . . . . . . . . . . . . . . . . . .    29
Section 8.04.        Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
Section 8.05.        Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
Section 8.06.        Tangible Net Worth Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

ARTICLE IX           EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

Section 9.01.        Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
Section 9.02.        No Remedy Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

ARTICLE X            THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

Section 10.01.       The Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
Section 10.02.       Duties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
Section 10.03.       Investigation by Banks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
Section 10.04.       Instructions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
Section 10.05.       Reliance by the Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
Section 10.06.       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
Section 10.07.       Agent as a Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
Section 10.08.       Resignation by the Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37

ARTICLE XI           MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

Section 11.01.       Amendments, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
Section 11.02.       Addresses for Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
Section 11.03.       Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
Section 11.04.       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
Section 11.05.       Benefit of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
Section 11.06.       Liability of Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
Section 11.07.       Expenses, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
Section 11.08.       Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
Section 11.09.       Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
Section 11.10.       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
Section 11.11.       Headings, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
Section 11.12.       Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . .    43
Section 11.13.       Survival of Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
Section 11.14.       Satisfaction Requirement   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
Section 11.15.       Accounting Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
Section 11.16.       Calculations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44

Schedule I           List of Banks/LC Commitments/LC Percentages
Schedule II          Existing Liens

Exhibit A            Form of Irrevocable Letter of Credit
Exhibit B-1          Form of Opinion of Baker & Botts, L.L.P.
Exhibit B-2          Form of Opinion of William O. Bonin
Exhibit C            Form of Officer's Certificate

                            REIMBURSEMENT AGREEMENT

                 REIMBURSEMENT AGREEMENT dated as of October 15, 1997, among CENTRAL LOUISIANA ELECTRIC COMPANY, INC., a corporation organized and existing under the laws of the State of Louisiana (the "Company"), the financial institutions listed on Schedule I attached hereto (each a "Bank", and collectively the "Banks"), and WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH, as agent (in such capacity, together with any successor in such capacity, the "Agent") and as issuer of the below-referenced Letter of Credit (in such capacity, "WestLB").

                             W I T N E S S E T H :

                 WHEREAS, the Parish of DeSoto, State of Louisiana (the "Issuer"), pursuant to the Act (as defined in the Indenture hereinafter referred to), has issued and sold its Adjustable Tender Pollution Control Revenue Refunding Bonds (Central Louisiana Electric Company, Inc. Project) Series 1991A in the aggregate principal amount of $25,110,000 (the "Bonds") pursuant to a Trust Indenture dated as of May 1, 1991 ,as amended and supplemented by a First Supplemental Trust Indenture dated as of May 1, 1993 (as further amended and supplemented from time to time in accordance with the terms thereof, the "Indenture") from the Issuer to First National Bank of Commerce, as trustee (together with its successors in trust and their assigns, the "Trustee"), and has used the proceeds thereof, together with other available funds, to refund and redeem in full the Prior Bonds (as hereinafter defined) pursuant to that certain Refunding Agreement dated as of May 1, 1991 between the Issuer and the Company (as amended from time to time in accordance with the terms thereof, the "Refunding Agreement"), which Prior Bonds were issued by the Issuer to finance the cost of acquiring, constructing, improving and equipping the Company's undivided interest in certain air and water pollution control facilities, as more specifically described in Exhibit B to the Refunding Agreement (the "Project"); and

                 WHEREAS, the Company has requested WestLB to issue its irrevocable letter of credit in the form of Exhibit A attached hereto (the "Letter of Credit", which term shall include any substitute therefor or replacement thereof issued in accordance with the terms of the Letter of Credit) to replace the irrevocable letter of credit issued by Swiss Bank Corporation in connection with the Bonds; and

                 WHEREAS, subject to and on the terms and conditions herein set forth, WestLB is willing to issue the Letter of Credit on the date hereof; and

                 WHEREAS, subject to and upon the terms and conditions herein set forth, the Company, the Agent,WestLB and the Banks are willing to enter into this Agreement as provided herein;

                 NOW, THEREFORE, in consideration of the premises contained herein and in order to induce WestLB to issue the Letter of

Credit, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 Section 1.01. Certain Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "A Drawing" shall have the meaning given to such term in the Letter of Credit, which shall be a drawing in respect of the payment of the portion of the Purchase Price corresponding to principal of the Bonds.

         "Advance" and "Advances" shall have the respective meanings given to such terms in Section 3.01 hereof.

         "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term "control" and "controlled" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

         "Agent" shall have the meaning given to such term in the first paragraph of this Agreement.

         "Agreement" shall mean this Reimbursement Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

         "Bank" and "Banks" shall have the respective meanings given to such terms in the first paragraph of this Agreement.

         "Bankruptcy Law" shall mean title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors.

         "Base Rate" on any date shall mean the higher of (i) the rate which the Agent announces from time to time as its prime lending rate, the Base Rate to change when and as the prime lending rate changes or (ii) 1/2 of 1% above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent, WestLB and any Bank may make commercial loans or other loans at rates of interest at, above or below the Base Rate.

         "B Drawing" shall have the meaning given to such term in the Letter of Credit, which shall be a drawing in respect of the payment of principal of the Bonds.

         "Bond Purchase Agreements" shall mean the two separate Bond Purchase Agreements, each dated May 29, 1991, among the Company, Smith Barney, Harris Upham & Co. Incorporated and the Issuer and The Industrial Development Board of the Parish of Rapides, Inc., respectively.

         "Bonds" shall have the meaning given to such term in the first recital of this Agreement.

         "Business Day" shall mean a day of the year other than a Saturday, Sunday or other day on which commercial banks located in the City of New York, New York are required or authorized by law to close or on which The New York Stock Exchange is not open.

         "Capitalized Lease Obligations" shall mean all rental obligations under a lease that are required to be accounted for and classified as capitalized leases on the balance sheet of the Company or any of its Subsidiaries under generally accepted accounting principles.

         "C Drawing" shall have the meaning given to such term in the Letter of Credit, which shall be a drawing in respect of the payment of interest, or the portion of Purchase Price corresponding to interest, on the Bonds.

         "CLECO Mortgage" shall mean the Indenture of Mortgage, dated as of July 1, 1950, as supplemented and amended from time to time in accordance with its terms, by the Company to First National Bank of Commerce (formerly The National Bank of Commerce in New Orleans), as trustee thereunder.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the date of this Agreement, and to any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

         "Company" shall have the meaning given to such term in the first paragraph of this Agreement.

         "Consolidated Interest Expense" shall mean, for any period, all amounts accounted for (without duplication) during such period as interest on Indebtedness, including, without limitation, (i) interest payable in respect of all Indebtedness under this Agreement, (ii) the portion of any Capitalized Lease Obligation attributable to interest,
         (iii) commissions and other fees and charges payable in respect of all letters of credit and (iv) the net amount due, if any, in connection with any interest rate hedging arrangements.

         "Consolidated Net Earnings" shall mean consolidated revenues of the Company and its Subsidiaries less all operating and nonoperating expenses of the Company and its Subsidiaries including, without limitation, all charges of a proper character (including current and deferred taxes on income and current additions to reserves), but not including in net revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), any gains resulting from the write-up of assets, any equity of the Company or any Subsidiary in the unremitted earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary.

         "Consolidated Net Tangible Assets" shall mean the total amount of assets appearing on a consolidated balance sheet of the Company and its Subsidiaries less, without duplication, the following: (i) all reserves for depreciation and other asset valuation reserves but excluding any reserves for deferred U.S. federal income taxes arising from accelerated amortization or otherwise; (ii) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on such balance sheet; and (iii) all appropriate adjustments on account of minority interests of other Persons holding Voting Stock in any Subsidiary of the Company; all determined in accordance with generally accepted accounting principles.

         "Consolidated Tangible Net Worth" shall mean consolidated total shareholders' equity in the Company and its Subsidiaries, determined in accordance with generally accepted accounting principles, less the aggregate net amount of the following items to the extent, if any, such items were included in consolidated assets or deducted from consolidated liabilities in connection with the computation of such shareholders' equity: (i) all licenses, patents, copyrights, trade names, trademarks, goodwill, experimental or organizational expense, unamortized debt discount and expense and all other assets which under generally accepted accounting principles are deemed to be intangibles;
         (ii) all investments other than Permitted Investments; (iii) any write-up of assets (other than current assets) after December 31, 1996; (iv) all assets located outside the United States of America and Canada and all Indebtedness from any Person to the extent the primary portion of such Person's assets or business operations are located outside the United States of America and Canada; and (v) the book value of net tangible assets of each Subsidiary acquired in so-called "pooling of interests" accounting treatment transactions, to the extent such book value at the time of such acquisition exceeds the fair value of the consideration paid for such acquisition.

         "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, lease, dividend or other obligation ("Primary Obligations") of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person whether or not contingent, (i) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such Primary Obligation or (b) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the holder of any such Primary Obligation of the ability of the Primary Obligor to make payment of any such Primary Obligation; or
         (iv) otherwise to assure or hold harmless the holder of such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "Cooke Commission Guidelines" shall mean risk-based capital guidelines in accordance with the Basle Committee on Banking Regulations and Supervisory Practices set forth in a paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988.

         "Custodian" shall mean any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         "Date of Issuance" shall mean the date on which the Letter of Credit shall be issued by WestLB to the Trustee pursuant to the terms of this Agreement.

         "Default" shall mean any event which with notice or lapse or time, or both, or the happening of any further condition, event or act, would become an Event of Default.

         "EBITDA" shall mean, for any period, Consolidated Net Earnings for such period before Consolidated Interest Expense, income taxes, depreciation and amortization for such period.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect on the date of this Agreement, and to any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

         "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Subsidiary of the Company would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) and (o) of the Code.

         "Escrow Bond" shall have the meaning given to such term in the Indenture.

         "Event of Default" shall have the meaning given to such term in
         Section 9.01 hereof.

         "Existing Directors" shall mean those individuals who on the date of this Agreement constitute the Board of Directors of the Company.

         "Extension Request" shall have the meaning given to such term in
         Section 2.03 hereof.

         "Government Acts" shall have the meaning given to such term in Section
         11.04 hereof.

         "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, excluding trade accounts payable in the ordinary course of business; (ii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person; (iv) the aggregate amount required, under generally accepted accounting principles, to be capitalized under leases under which such Person is the lessee; and (v) all Contingent Obligations of such Person.

         "Indenture" shall have the meaning given to such term in the first recital of this Agreement.

         "Issuer" shall have the meaning given to such term in the first recital of this Agreement.

         "Interest Increase Date" shall have the meaning given to such term in
         Section 3.01 hereof.

         "LC Commitment" shall have the meaning given to such term in Section
         2.02 hereof.

         "LC Percentage" shall have the meaning given to such term in Section
         2.02 hereof.

         "Letter of Credit" shall have the meaning given to such term in the second recital of this Agreement.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financial statement under the Uniform Commercial Code of any jurisdiction).

         "Moody's" shall mean Moody's Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer be performing the functions of a securities rating agency, "Moody's" shall be deemed to refer to any other nationally recognized securities rating agency approved by the Required Banks.

         "Obligations" shall mean any and all amounts owing to the Agent,WestLB or any Bank pursuant to the terms of this Agreement.

         "Officer's Certificate" shall mean a certificate signed by the President, any Vice President, Secretary- Treasurer or the chief financial officer of the Company.

         "Official Statement" shall mean the Official Statement, dated May 29, 1991, prepared in connection with the issuance and remarketing of the Bonds, together with all amendments, modifications and supplements thereto.

         "Operative Documents" shall mean and include this Agreement, the Indenture, the Refunding Agreement, the Remarketing Agreement, the Tender Agreement and the Bond Purchase Agreements.

         "Other Bonds" shall mean (i) the Adjustable Tender Pollution Control Revenue Refunding Bonds (Central Louisiana Electric Company, Inc. Project) Series l991B issued by the Issuer and (ii) the Adjustable Tender Pollution Control Revenue Refunding Bonds (Central Louisiana Electric Company, Inc. Project) Series 1991 issued by The Industrial Development Board of the Parish of Rapides, Inc.

         "Other Letters of Credit" shall mean the letters of credit issued by Westdeutsche Landesbank Girozentrale, New York Branch, pursuant to the Other Reimbursement Agreements.

         "Other Reimbursement Agreements" shall mean the two Reimbursement Agreements dated as of October 15, 1997 among the Company, the financial institutions party thereto and Westdeutsche Landesbank Girozentrale, New York Branch, as agent and as issuer of the Other Letters of Credit, relating to the Other Bonds.

         "Participant" shall mean any entity that purchases a participation interest from any Bank in the Letter of Credit and this Agreement in accordance with the provisions of Section 11.05 hereof.

         "Payment Date" shall have the meaning given to such term in Section
         2.04 hereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

         "Permitted Investments" shall mean: (i) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or any agency thereof, in either case maturing not more than one year from the date of acquisition thereof; (ii) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $100,000,000 maturing not more than one year from the date of acquisition thereof; and (iii) other debt obligations which have been given an investment grade rating by S&P, Moody's or any other nationally recognized rating agency, provided such obligations mature not more than one year from the date of acquisition thereof.

         "Person" shall mean and include any of an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

         "Plan" shall mean any multiemployer plan or any single employer plan, subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there was an obligation to contribute of), the Company or any of its Subsidiaries or an ERISA Affiliate.

         "Preliminary Official Statement" shall mean the Preliminary Official Statement, dated May 16, 1991, prepared in connection with the initial issuance of the Bonds, together with all amendments, modifications and supplements thereto.

         "Prior Bonds" shall mean the Annual Tender Pollution Control Revenue Bonds (Central Louisiana Electric Company, Inc. Project) Series 1983 previously issued by the Issuer for and on behalf of the Company.

         "Process Agent" shall have the meaning given to such term in Section
         11.09 hereof.

         "Project" shall have the meaning given to such term in the first recital of this Agreement.

         "Purchase Price" shall have the meaning given to such term in the Letter of Credit.

         "Refunding Agreement" shall have the meaning given to such term in the first recital of this Agreement.

         "Remarketing Agreement" shall have the meaning given to such term in the Indenture.

         "Reoffering Supplement" shall mean the Reoffering Supplement dated October 15, 1997 to the Official Statement dated May 29, 1991, which has, as an attachment thereto, the Offical Statement.

         "Reportable Event" shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

         "Required Banks" shall mean (i) at such time as the Letter of Credit shall be outstanding, (a) WestLB (to the extent the relevant action will affect the Letter of Credit or WestLB's obligations with respect thereto in any way) and (b) Banks whose then outstanding LC Commitments and the then outstanding Advances (if any) equal or exceed 66-2/3% of the sum of the then Total LC Commitment and then total outstanding Advances (if any) and (ii) at such times as the Letter of Credit shall no longer be outstanding, Banks whose then outstanding Advances equal or exceed 66-2/3% of the then total outstanding Advances.

         "S&P" shall mean Standard & Poor's Rating Services, a division of the McGraw Hill Companies, and its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer be performing the functions of a securities rating agency, "S&P" shall be deemed to refer to any other nationally recognized securities rating agency approved by the Required Banks.

         "Stated Amount" shall have the meaning given to such term in the Letter of Credit.

         "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

         "Taxes" shall have the meaning given to such term in Section 2.09 hereof.

         "Tender Agent" shall have the meaning given to such term in the Indenture.

         "Tender Agreement" shall have the meaning given to such term in the Indenture.

         "Term Repayment Date" shall have the meaning given to such term in
         Section 3.01 hereof.

         "Termination Date" shall mean the date on which the Letter of Credit terminates or expires in accordance with its terms (as such expiration date may be extended pursuant to Section 2.03 hereof).

         "Total Capitalization" shall mean (i) the sum of (a) the principal amount of all Indebtedness of the Company or any of its Subsidiaries which, at the time of the incurrence thereof, had a stated maturity in excess of one year, exclusive of any intercompany Indebtedness owed by the Company or any of its Subsidiaries but, in any event, including all Indebtedness of the Company incurred hereunder (regardless of the stated maturity thereof) (b) the par or stated value of all outstanding capital stock (including premiums on capital stock) of all classes of the Company, exclusive of all such stock held in the Company's treasury or owned beneficially or of record by any Affiliate of the Company, and (c) the retained earnings of the Company and its Subsidiaries, less (ii) unamortized capital stock expense.

         "Total LC Commitment" shall have the meaning given to such term in
         Section 2.01 hereof.

         "Trustee" shall have the meaning given to such term in the first recital of this Agreement.

         "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocated thereto, determined in accordance with Section 412 of the Code.

         "Voting Stock" shall mean stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the relevant corporation, provided, however, that, for purposes of this Agreement, stock that carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened.

         "WestLB" shall have the meaning given to such term in the first paragraph of this Agreement.

                                   ARTICLE II

                             LETTER OF CREDIT; FEES

         Section 2.01. Agreement to Issue Letter of Credit. WestLB agrees with the Company, on the terms and subject to the conditions herein set forth (including, without limitation, the conditions specified in Article V hereof), to issue the Letter of Credit to the Trustee on October 15, 1997. The initial face amount of the Letter of Credit shall be $25,531,022.47 (such amount, as reduced or reinstated from time to time in accordance with the terms of the Letter of Credit, the "Total LC Commitment"); provided, that no more than $421,022.47 may be drawn thereunder with respect to the payment of interest on the Bonds; and, provided further, that in no event shall any amount be drawn under the Letter of Credit for the payment of any premium on the Bonds. The Letter of Credit shall expire on October 15, 2000, unless otherwise terminated or extended. WestLB agrees that it will pay all drawings under the Letter of Credit with its own funds.

         Section 2.02. Adjustment to LC Commitments. Upon any reduction or reinstatement of the Stated Amount of the Letter of Credit in accordance with the terms thereof, the LC Commitment (as defined below) of each Bank shall be reduced or increased, respectively, based on the LC Percentage (as defined below) of such Bank, to reflect the new Stated Amount of the Letter of Credit (it being understood that the aggregate LC Commitments of the Banks with respect to the Letter of Credit shall at all times equal the Stated Amount of the Letter of Credit, and that in no event shall the LC Commitment of any Bank be increased to an amount in excess of the original LC Commitment of such Bank, except in accordance with the provisions of Section 11.01 hereof). As used herein, the terms (i) "LC Percentage" shall mean, for each Bank, that percentage set forth opposite such Bank's name on Schedule I attached hereto (as Schedule I may be amended from time to time to reflect adjustments thereto pursuant to Section
11.05 hereof) and (ii) "LC Commitment" shall mean, for each Bank, at any time, an amount equal to such Bank's LC Percentage at such time multiplied by the Stated Amount of the Letter of Credit at such time.

         Section 2.03. Request to Extend the Letter of Credit. On any date which is at least ninety (90) days prior to the date which is not more than two years preceding the Termination Date of the Letter of Credit, if no Default or Event of Default shall have occurred and be continuing, the Company may request in writing to WestLB and the Banks, with a copy to the Agent (such request being irrevocable), that WestLB extend the Termination Date of the Letter of Credit for one (1) year (such request being referred to herein as the "Extension Request"). If the Company shall have made the Extension Request, the Agent shall, on or prior to the date which is forty-five (45) days after the date of receipt by the Agent, WestLB and the Banks of such Extension Request, notify the Company in writing whether or not WestLB and the Banks consent to such Extension Request and, if WestLB and the

Banks do so consent, the terms and conditions of such consent, it being understood and agreed that (i) no such extension shall be granted unless WestLB and all of the Banks shall have consented in writing to such extension, (ii) if the Agent shall fail to give such notice within such forty-five (45) day period, WestLB and the Banks shall be deemed not to have consented to such extension and (iii) neither WestLB nor any Bank shall have any obligation whatsoever to extend the Letter of Credit pursuant to this Section 2.03 (or any liability whatsoever in the event such Extension Request is denied for whatever reason), any such extension being in the sole and absolute discretion of WestLB and each of the Banks. If WestLB and the Banks shall agree to extend for one year the Termination Date of the Letter of Credit, and provided all of the conditions to such extension specified in the Agent's reply to the Extension Request shall have been met, WestLB shall issue an amendment to such Letter of Credit (or a new Letter of Credit, as WestLB may elect) extending the Termination Date of the Letter of Credit by one year.

         Section 2.04. Letter of Credit Fee. The Company hereby agrees to pay to the Agent, for distribution to each Bank, a letter of credit fee as agreed with each Bank and specified in a letter agreement between the Company and the Agent for the period from and including the later of the Date of Issuance or the date of such letter agreement. Amounts payable under this
Section 2.04 shall be payable quarterly in arrears on the first Business Day of each March, June, September and December occurring prior to the Termination Date (each such date, a "Payment Date"), commencing December 31, 1997, and on the Termination Date.

         Section 2.05. Fronting Fee. The Company hereby agrees to pay to the Agent, for distribution to WestLB, a letter of credit fronting fee as agreed with WestLB and specified in a letter agreement between the Company and the Agent. Such fee shall be payable quarterly on each Payment Date commencing with December 31, 1997 and on the Termination Date.

         Section 2.06. Transfer Fees. The Company hereby agrees to pay to WestLB, for its own account, upon each transfer of the Letter of Credit in accordance with its terms, $1,000 or such other amount as shall at the time of such transfer be the charge which WestLB is making generally for transfers of similar letters of credit. Amounts payable under this Section 2.06 shall be payable at the time of such transfer of the Letter of Credit.

         Section 2.07. Drawing Fees. The Company hereby agrees to pay to WestLB, for its own account, upon each drawing by the Trustee under the Letter of Credit, the sum of $200 or such other amount as shall at the time of such drawing be the charge which WestLB is making generally for drawings on similar letters of credit. Amounts payable under this Section 2.07 shall be payable quarterly in arrears on each Payment Date, commencing on December 31, 1997, and on the Termination Date.

         Section 2.08. Additional Fees. The Company hereby agrees to pay to the Agent for its own account upfront and administrative fees specified in a letter agreement between the Company and the Agent.

         Section 2.09. Taxes. All payments made by the Company hereunder shall be made without set off, counterclaim or other defense. All such payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding any tax imposed on or measured by the net income of WestLB, any Bank or any Participant, as applicable, pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the principal office or applicable lending office of such Person is located) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein. The Company will furnish to the Agent, within 45 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company. The Company shall indemnify and hold harmless WestLB, each Bank and each Participant, as applicable, and reimburse each such Person upon its written request, for the amount of any Taxes so levied or imposed and paid by such Person.

         Section 2.10. Increased Costs. If any change in or enactment of any law or governmental rule, regulation or order (whether or not having the force of law) or in the interpretation thereof by any court or administrative or governmental authority or central bank or comparable agency charged with the administration thereof (including implementation of the Cooke Commission Guidelines), or compliance by WestLB, any Bank or any Participant with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or any change in generally accepted accounting principles at any time in effect in the United States or in the Federal Republic of Germany, shall either (i) impose, modify or deem applicable any reserve, capital adequacy, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, WestLB, any Bank or any Participant in connection with, or against participation in, the Letter of Credit or (ii) impose on WestLB, any Bank or any Participant any other condition relating, directly or indirectly, to this Agreement, the Letter of Credit or participation in the Letter of Credit, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to such Person of issuing, maintaining or participating in the Letter of Credit (which increase in cost shall be determined by such Person using reasonable allocation methods), then such Person shall so notify the Agent and, upon demand by the Agent on behalf of such Person, the Company shall immediately pay to the Agent, for distribution to such Person, from time to time as specified by the Agent, such additional amounts as shall be sufficient to compensate such Person for such increased costs from the date of such change, enactment or compliance, together with interest on each such amount from the date of demand therefor until payment in full thereof at the Base Rate plus 2% per annum. A certificate setting forth in reasonable detail such increased cost incurred by such Person, submitted by such Person to the Agent and from the Agent to the Company, shall be conclusive, absent manifest error, as the amount thereof. Any Person seeking payment from the Company pursuant to this
Section 2.10 shall so inform the Company promptly upon learning of the occurrence of the event or action upon which such recovery will be based.

                                  ARTICLE III

                             REPAYMENT OF DRAWINGS

         Section 3.01. Repayment of Drawings, Advances. The Company hereby agrees to pay to WestLB (i) immediately after any payment is made under the Letter of Credit pursuant to any "B Drawing" or any "C Drawing" to pay principal of or interest (or the portion of Purchase Price corresponding to interest) on the Bonds, an amount equal to such amount so paid under the Letter of Credit and
(ii) on the earlier to occur of the Termination Date and the day next succeeding the first anniversary of the date that any payment is made under the Letter of Credit pursuant to any "A Drawing" to pay the portion of Purchase Price corresponding to principal on the Bonds (such earlier date, the "Term Repayment Date"), an amount equal to such amount paid under the Letter of Credit together with interest thereon (a) from and including the date of such drawing to but excluding the earlier to occur of the Termination Date and the fifteenth (15th) day following the date of such drawing (such earlier date, the "Interest Increase Date"), at a rate per annum equal to the Base Rate and (b) from and including the Interest Increase Date to but excluding the due date thereof, at a rate per annum equal to the Base Rate plus 2%. In the event that the Company shall fail to reimburse WestLB when due following any drawing specified in clause (i) above, or WestLB shall make any payment under the Letter of Credit specified in clause (ii) above and the Company shall not reimburse WestLB for such payment on the date such payment was made, then, (1) WestLB shall promptly advise the Agent thereof, (2) the Agent shall promptly advise each of the Banks thereof and of each such Bank's LC Percentage of such unreimbursed drawing (expressed both as a percentage and in U.S. dollars), and (3) each Bank (other than WestLB) shall make available to WestLB in the lawful currency of the United States by wire transfer of immediately available funds an amount equal to its LC Percentage of such unreimbursed drawing by transferring the same, at or before 12:00 noon (New York time) on the date designated in such advice, which date shall be no less than one Business Day after the date of such advice, to WestLB at its office specified in Section 3.04 hereof. If any payment required to be made by a Bank to WestLB is not made as provided above, WestLB shall be entitled to recover such amount from such Bank on demand, together with interest thereon at a rate per annum equal to (A) the cost to WestLB of acquiring overnight Federal funds for the initial two (2) days such amount remains unpaid and (B) the Base Rate per annum thereafter. WestLB (upon the honoring of any drawing), and each other Bank (upon the payment to WestLB of its LC Percentage of such drawing as provided above), shall each be deemed to have made a loan (each an "Advance", and collectively, the "Advances") to the Company. Each such Advance shall be applied (to the extent of such Advance) in satisfaction of the Company's reimbursement obligation set forth in the first sentence of this
Section 3.01, and each Advance shall be repayable pursuant to, and shall otherwise be subject to, the terms and conditions set forth herein.

         Section 3.02. Repayment of Advances. The Company hereby agrees to pay to the Agent (i) immediately after any Advance is deemed made pursuant to
Section 3.01 above in respect of drawings under the Letter of Credit specified in Section 3.01(i) above, an amount equal to such Advance so made and (ii) on the Term Repayment Date, an amount equal to the Advances deemed made pursuant to
Section 3.01 above in respect of drawings under the Letter of Credit specified in Section 3.01(ii) above together with interest thereon (a) from and including the date of such Advance to but excluding the Interest Increase Date, at a rate per annum equal to the Base Rate and (b) from and including the Interest Increase Date to but excluding the due date thereof, at a rate per annum equal to the Base Rate plus 2%. All payments of interest and principal on Advances shall be made to the Agent for distribution to the Banks pro rata on the basis of the amounts of their respective Advances.

         Section 3.03. Overdue Interest. The Company hereby agrees to pay to WestLB or the Agent, as applicable, for the account of WestLB, the Agent or the Banks, as applicable, interest on any and all amounts required to be paid to WestLB, the Agent or the Banks under this Agreement (including, without limitation, under Article II hereof and under Sections 3.01(i) and 3.02(i) hereof but excluding amounts payable under Sections 3.01(ii) and 3.02(ii) hereof) from and after the due date thereof until payment in full, payable on demand, at a rate per annum equal to the Base Rate plus 2%; provided that notwithstanding the foregoing, with respect to the amounts payable pursuant to Sections 3.01(i) and 3.02(i) hereof, for the fifteen (15) day period immediately succeeding the due date in respect of such amounts, so long as no Default or Event of Default shall have occurred and be continuing during such period, the interest rate payable by the Company pursuant to this Section 3.03 shall be the Base Rate (it being understood that if any Default or Event of Default shall occur and be continuing at any time during such fifteen (15) day period, the interest rate payable by the Company during such fifteen (15) day period shall be the rate per annum equal to the Base Rate plus 2% per annum). In addition, the Company hereby agrees to pay to WestLB or the Agent, as applicable, for the account of WestLB or the Banks, as applicable, interest on any and all amounts required to be paid to WestLB or the Banks under Sections 3.01(ii) and 3.02(ii) hereof from and after the due date thereof until payment in full, payable on demand, at a rate per annum equal to 2% in excess of the interest rate payable with respect to such amounts immediately prior to such due date.

         Section 3.04. Payments; Computations. All payments by the Company to WestLB or the Agent required to be made under this Agreement shall be made in lawful currency of the United States by wire transfer of immediately available funds to the offices of The Chase Manhattan Bank, located at One Chase Manhattan Plaza, New York, New York, for the account of Westdeutsche Landesbank Girozentrale, no. 920-1-060663 unless WestLB or the Agent, as the case may be, shall otherwise notify the Company in writing. All computations of amounts payable under this Agreement shall be computed, in the case of fees and commissions, on the basis of a year of 360 days and, in the case of interest, on the basis of a year of 365 (or 366, as the case may be) days, in each case for the actual number of days occurring in the period for which such fees, commissions or interest is payable. If any payment required to be made under this Agreement other than those payments required under Sections 2.04, 2.05 and 2.07 becomes due and payable on a day other than a Business Day, the same shall be payable on the next succeeding Business Day, and interest shall be payable at the rate otherwise applicable thereto on any such payment to the Business Day on which such payment is made.

         Section 3.05. Payments to Banks. The Agent agrees that promptly after its receipt of each payment from or on behalf of the Company in respect of any Obligations of the Company hereunder, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

         Section 3.06. Sharing Provision. Each of the Banks agrees that if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right or set off or banker's lien, by counterclaim or cross action, by the enforcement of any right hereunder or under any other Operative Document, or otherwise), which is applicable to the payment of the principal of, or interest on, the Advances or any other amount otherwise payable under this Agreement, and which is of a sum which, with respect to the related sum or sums received by the other Banks, is in a greater proportion than that which the total amount of such Obligation then owed and due to such Bank bears to the total amount of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the Company to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         Section 3.07. Obligations Absolute. The obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, notwithstanding, without limitation, the following:

                (i) any lack of validity or enforceability of the Letter of Credit, the Bonds, any Operative Document or any other instrument or agreement related thereto;

                (ii) any amendment or waiver of or any consent to departure from all or any of the Operative Documents, the Letter of Credit or the Bonds;

                (iii) the existence of any claim, set off, defense or other rights which the Company may have at any time against the Issuer, the holders of the Bonds, any beneficiary or transferee of the Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Agent, WestLB, the Banks (other than the defense of indefeasible payment to the Agent, WestLB or the Banks, as applicable, in accordance with the terms of this Agreement) or any other Person, whether in connection with the Bonds, the Letter of Credit, any

Operative Document or any other related or unrelated document or transaction;

                (iv) any statement or any document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement or information therein being untrue or inaccurate in any respect whatsoever;

                (v) payment by WestLB under the Letter of Credit against presentation of a sight draft or certificate which does not comply with the terms of the Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of WestLB; and

                (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstance or happening shall not have been the result of gross negligence or willful misconduct of the Agent, WestLB or the Banks.

                                   ARTICLE IV

                           PREPAYMENTS; ESCROW BONDS

                Section 4.01. Prepayments. Any amounts from time to time owing to the Banks pursuant to Section 3.02(ii) hereof may be prepaid (i) at any time by the Company on one Business Day's notice stating the amount to be prepaid (which shall be $100,000 or any integral multiple of $5,000 in excess thereof) and (ii) at any time in connection with a remarketing of Bonds pursuant to Section 13.06 of the Indenture.

                Section 4.02. Release of Escrow Bonds. Upon payment to the Agent of the amount to be prepaid pursuant to clause (i) or (ii) of Section
4.01 (the "Prepayment Amount"), together with accrued interest, as set forth in
Section 3.02(ii), to the date of such prepayment on the amount to be prepaid, the outstanding obligations of the Company under Section 3.02(ii) shall be reduced by the amount of such prepayment and interest shall cease to accrue on the amount prepaid. In addition, upon payment to the Agent of the Prepayment Amount and the amount owing, if any, in respect of the "C Drawing" made in conjunction with the "A Drawing" to which such Prepayment Amount relates, the Agent shall direct the Tender Agent to release Escrow Bonds in an aggregate principal amount equal to the Prepayment Amount, all in accordance with the provisions of Section 7(b) of the Tender Agreement.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

                The obligation of WestLB to issue the Letter of Credit is subject to the following conditions:

                Section 5.01. Delivery of Bonds and Operative Documents. The Operative Documents and the Bonds shall each have been executed and delivered by the respective parties thereto, shall each be in full force and effect, and shall each be in form and substance satisfactory to the Agent, WestLB and each Bank. The Agent shall have received (with sufficient copies for WestLB and each Bank) an executed or conformed copy of each Operative Document and a specimen copy of the Bonds.

                Section 5.02.  Intentionally Omitted.

                Section 5.03. Receipt of Documents. The Agent shall have received (with sufficient copies for WestLB and each Bank), on or before the Date of Issuance, the following, in form and substance satisfactory to the Agent, WestLB and each Bank:


                (i) copies of the resolutions of the Board of Directors of the Company or any duly authorized committee thereof, authorizing the execution, delivery and performance of this Agreement, certified by the President, any Vice President, the chief financial officer, the Secretary-Treasurer or an Assistant Secretary of the Company;

                (ii) an Officer's Certificate, certifying the names and true signatures of the officers of the Company authorized to sign this Agreement, and the other documents to be delivered hereunder;

                (iii) an opinion of (a) Baker & Botts, L.L.P. special counsel to the Company, substantially in the form of Exhibit B-1 attached hereto, and (b) William O. Bonin, special Louisiana counsel to the Company, substantially in the form of Exhibit B-2 attached hereto, in each case dated the Date of Issuance, addressed to WestLB, the Agent and the Banks;

                (iv) a copy of the Reoffering Supplement which includes, as an attachment thereto, the Official Statement;

                (v) a copy of the restated articles of incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Louisiana, together with a certificate of good standing for the Company, dated as of a recent date.

                (vi) a letter from the Process Agent, in a form reasonably satisfactory to the Agent, indicating the consent by the Process Agent to its appointment by the Company as its agent to receive service of process as specified in Section 11.09 hereof;

                (vii) copies of the by-laws of the Company, certified as of the Date of Issuance by the President, any Vice President, the chief financial officer, the Secretary-Treasurer or an Assistant Secretary of the Company;

                (viii) an opinion (or a signed copy of such opinion together with a satisfactory reliance letter) of Foley & Judell L.L.P., Bond Counsel, dated the Date of Issuance, addressed to WestLB, the Agent and the Banks and in form and substance satisfactory to WestLB, the Agent and the Banks, to the effect that the delivery of the Letter of Credit does not conflict with the laws of the State of Louisiana, is permitted by the Indenture and the Refunding Agreement, complies with the terms of the Indenture and the Refunding Agreement and will not adversely affect any exclusion from gross income for federal income tax purposes of interest on the Bonds;

                (ix) an Officer's Certificate, dated the Date of Issuance, substantially in the form of Exhibit C attached hereto; and

                (x) copies of written evidence from Moody's and S&P pursuant to Section 3.01(a) of the Indenture; and

                (xi) such other information, documents, instruments, approvals and opinions as WestLB, the Agent or any Bank or any of their respective counsel may reasonably request.

                Section 5.04. Representations and Warranties; Defaults. The following statements shall be true and correct on the Date of Issuance and the Agent shall have received (with sufficient copies for WestLB and each Bank) an Officer's Certificate, dated the Date of Issuance, stating that:

                (i) on the Date of Issuance, both before and after giving effect to the execution and delivery of this Agreement and the issuance of the Letter of Credit, all representations and warranties made by the Company in Article VI of this Agreement and in each other Operative Document to which it is a party, and all representations and warranties otherwise made by the Company in writing in connection herewith or with any other Operative Document to which it is a party, are true and correct on and as of the Date of Issuance as though made on and as of such date; and

                (ii) on the Date of Issuance, both before and after giving effect to the execution and delivery of this Agreement and the issuance of the Letter of Credit, there exists no Default or Event of Default.

                Section 5.05. Certain Other Matters. On and as of the Date of Issuance:

                (i) there shall be no order or other restrictions in effect issued by any court, governmental or regulatory agency or arbitrator against or directly involving any party to any Operative Document or the Bonds which prevents such party from performing any of its obligations under such Operative Document or the Bonds;

                (ii) each Person party to an Operative Document or the Bonds shall have received all necessary governmental, regulatory and third party consents and approvals required to be obtained by such Person in order to consummate the transactions contemplated by the Operative Documents and the Bonds, including, in the case of the Company and without limitation, the approval of the Louisiana Public Service Commission in respect of the transactions contemplated in connection with the issuance of the Bonds and the consummation of the transactions contemplated by this Agreement.

                (iii) simultaneously with the issuance of the Letter of Credit, all of the conditions specified in the Other Reimbursement Agreements for the issuance of the Other Letters of Credit shall have been satisfied (or waived by the Required Banks (as defined therein)), and the Other Letters of Credit shall have been issued simultaneously with the issuance of the Letter of Credit to the beneficiary thereof pursuant to the terms of the Other Reimbursement Agreements;

                (iv) there shall have been no material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole since December 31, 1996; and

                (v) the Agent, WestLB and the Banks shall have received all fees set forth or referred to in Article II hereof that shall be due and payable on or before the Date of Issuance.

                Section 5.06. Proceedings. All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement and the other Operative Documents shall be satisfactory in form and substance to the Agent, WestLB, the Banks and their respective counsel, and each of the Agent, WestLB and the Banks shall have received all information and copies of all documents, including records of corporate proceedings, governmental approvals, incumbency certificates, and opinions which any of them may have reasonably requested in connection with the transactions contemplated by this Agreement and the other Operative Documents, such documents where appropriate to be certified by proper officers.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

                In order to induce the Agent, WestLB and each of the Banks to enter into this Agreement, and in order to induce WestLB to issue the Letter of Credit, the Company makes the following representations and warranties to the Agent, WestLB and each of the Banks, which representations and warranties shall survive the execution and delivery of this Agreement and the Letter of Credit, regardless of any investigation made by or on behalf of the Agent, WestLB or any of the Banks:

                Section 6.01. Due Organization, Etc. Each of the Company and its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and (ii) has all requisite corporate power and authority to own its property and assets and to transact its business as presently conducted.

                Section 6.02. No Conflicts. The execution, delivery and performance by the Company of this Agreement and each of the other Operative Documents to which it is a party (i) are within the Company's corporate power,
(ii) have been duly authorized by all necessary corporate action on the part of the Company, (iii) do not and will not require any consent or approval of any class of stockholders of the Company, (iv) do not and will not (a) contravene the charter or by-laws of the Company or (b) contravene any applicable law, rule, regulation (including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System or any rules or regulations of the Louisiana Public Service Commission), order, writ, judgment, injunction or decree presently in effect having applicability to the Company or any of its Subsidiaries, (v) except as required by the provisions of the Refunding Agreement, do not and will not result in or require the creation of any Lien upon or with respect to any of the properties of the Company or any of its Subsidiaries and (vi) do not and will not result in the violation of or be in conflict with or result in a default under or breach or termination of any term or provision of any mortgage, lease, agreement, indenture, contract, instrument or other document to or by which the Company or any of its Subsidiaries is a party or otherwise bound or to which any of the assets or properties of the Company or any of its Subsidiaries are subject, except any such violation, conflict, default, breach or termination referred to in this clause (vi) which, individually or in the aggregate, (a) would not affect the legality, validity, enforceability or binding effect of the Bonds, this Agreement or any of the other Operative Documents and (b) would not have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

                Section 6.03. Due Authorization. No order, authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement or any of the other Operative Documents to which it is a party, other than any of the foregoing which shall have been previously obtained or made by the Company and which are currently in full force and effect. The Louisiana Public Service Commission has duly issued its order authorizing the Company to enter into this Agreement and the other Operative Documents to which it is a party and to take all action contemplated hereby and thereby or in connection herewith or therewith, and such orders remain in full force and effect in the forms originally issued.

                Section 6.04. Enforceability. This Agreement and each of the other Operative Documents to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                Section 6.05. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights, or involving any of the Operative Documents, before any court, administrative, governmental or regulatory agency or arbitrator, and there is no pending or, to the knowledge of the Company, proposed legislative, regulatory, rule-making, rate-setting or investigatory proceeding before any federal, state, county or municipal government, department, commission, board or agency or any other instrumentality of any of them involving or affecting the Company, any of its Subsidiaries or the Issuer, in any case which (i) alone or together with others would, if adversely determined, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole (except that for the purposes of this clause (I) an earnings review or the commencement by the Company of rate increase proceedings with the Louisiana Public Service Commission or the Federal Energy Regulatory Commission shall not constitute such a pending or threatened action or proceeding unless and until such commission's determination is made thereunder that has such a material adverse effect) or (ii) questions the legality, validity, enforceability or binding effect of the Bonds, this Agreement or any other Operative Document or would impair materially the Company's ability to perform its obligations under this Agreement or any of the other Operative Documents to which it is a party.

                Section 6.06. Compliance with ERISA. With respect to each Plan, other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA, (i) each such Plan is in substantial compliance with ERISA and the Code;
(ii) no Reportable Event has occurred; (iii) no such Plan has an Unfunded Current Liability which could have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole; (iv) no such Plan has an accumulated or waived funding deficiency; (v) no such Plan has applied for an extension of any amortization period under Section 412(a) of the Code; (vi) no proceedings have been instituted to terminate any such Plan nor, to the knowledge of the Company, does there exist reason for the PBGC to attempt to take possession of or terminate any such Plan under Section 4042 of ERISA; and
(vii) there has been no withdrawal from any such Plan so as to result in liability for the Company or any ERISA Affiliate under any of Sections 4062(e) or 4063 of ERISA. With respect to Plans that are multi employer plans within the meaning of Section 4001(a)(3) of ERISA, (a) no such Plan is insolvent or in reorganization; (b) neither the Company nor any ERISA Affiliate has any liability under Section 515 with respect to such Plan except for good faith disputes concerning the amount of such liability; and (c) neither the Company nor any ERISA Affiliate has withdrawn or partially withdrawn from any such Plan and as a result thereof incurred any liability under Sections 4201 or 4204 of ERISA. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate expects to incur any material liability to or on account of a Plan pursuant to
Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA. No lien imposed under the Code or ERISA on the assets of the Company or any of its Subsidiaries or any ERISA Affiliate exists. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan as defined in Section 3(1) of ERISA which provides benefits to retired employees (other than as required by Section 601 of

ERISA) the obligations with respect to which could have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.

                 Section 6.07. No Defaults. Neither the Company nor any of its Subsidiaries is in default under or breach of (nor does any circumstance or occurrence exist which, with the passage of time or the giving of notice or both, would constitute a default under or breach of) any mortgage, lease, agreement, indenture, contract, instrument or other document to which it is a party or to which it or any of its properties may be bound, other than any such breach or default which would not, individually or in the aggregate, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

                 Section 6.08. Financial Statements. The Company has furnished, or caused to be furnished, to the Agent, with sufficient copies for WestLB and each Bank, the following financial statements: (i) the consolidated balance sheets of the Company and its Subsidiaries as at December 31, 1995 and December 31, 1996, and the related consolidated statements of income and changes in shareholders' equity and of cash flows for the fiscal years ended as of such dates, which, in each case, have been certified by Coopers & Lybrand L.L.P., independent certified public accountants for the Company; and (ii) the consolidated balance sheets of the Company and its Subsidiaries as at June 30, 1995 and June 30, 1996, and the related consolidated statements of income and of cash flows for the six months ended as of such dates, which, in each case, have been prepared by the Company. Such financial statements (including any related schedules and/or notes thereto) have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as otherwise set forth in the notes to said financial statements) and reflect all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. Such financial statements fairly present the consolidated financial condition of the Company as at the dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, as to any interim statements, to normal year end adjustments). There has been no material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole since December 31, 1996.

                 Section 6.09. Taxes. Each of the Company and its Subsidiaries has filed all federal and state income tax returns which are required to be filed by it, and each has paid all taxes as shown on such returns and on all assessments received by it except to the extent that such taxes have not become due and other than taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings with respect to which reserves in accordance with general accepted accounting principles have been provided.

                 Section 6.10.  Disclosure.  Intentionally Omitted.

                 Section 6.11. Title to Property. Each of the Company and its Subsidiaries has good and marketable title to all of its material real properties and good title to all of its other material properties and assets, free and clear of all Liens, other than those permitted to exist pursuant to
Section 8.04.

                 Section 6.12. Environmental and Other Matters. Each of the Company and its Subsidiaries is in compliance with all applicable statutes, rules and regulations governing pollution and environmental control, equal employment opportunity and employee safety in all jurisdictions in which it is doing business, other than such noncompliances which, individually or in the aggregate, would not have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole. No Lien in favor of any governmental authority has been asserted or recorded under any statute, rule or regulation, governing pollution and environmental control with respect to any of the assets or properties of the Company or any of its Subsidiaries.

                 Section 6.13. Operative Documents. The Company makes to WestLB, the Agent and each of the Banks each of the representations and warranties made by it in each of the other Operative Documents to which it is a party to the same extent as if the same were set forth at length herein. There is no default by the Company or, to the knowledge of the Company, by any other Person under any of the other Operative Documents.

                 Section 6.14. Margin Stock. The Company is not principally engaged in, nor does it have as one of its principal activities, the business of extending credit for the purpose of purchasing or carrying any "margin stock" (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System). None of the proceeds of the Bonds or of any drawing under the Letter of Credit will be used, directly or indirectly, to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

                 Section 6.15. Investment Company. The Company is not an "investment company", as defined in the Investment Company Act of 1940, as amended.

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

                 The Company covenants that, from and after the Date of Issuance until such time as the Letter of Credit is no longer outstanding and all Obligations are paid in full:

                 Section 7.01. Preservation of Corporate Existence. Subject to Section 8.01 hereof, the Company will, and will cause each of its Subsidiaries to, (i) preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and (ii) qualify and remain qualified as a foreign corporation in good standing in each jurisdiction where the operation of its businesses or the ownership of its assets requires such qualification; provided, however, that the Company and its Subsidiaries will not be required to preserve any such right, franchise, privilege or qualification if the Company or any such Subsidiary determines that the preservation thereof is no longer desirable or, in the case of qualification, required, and determines that the loss of such rights, franchises, privileges or qualifications will not have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

                 Section 7.02. Compliance with Law; Environmental and Other Matters. The Company will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it (including, without limitation, ERISA and the statutes, rules and regulations thereunder and all statutes, rules and regulations governing pollution and environmental control, equal employment opportunity and employee safety), except for such noncompliances which, individually or in the aggregate, would not have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

                 Section 7.03. Performance of Agreements. The Company will, and will cause each of its Subsidiaries to, observe and perform (i) with respect to the Company, all of its obligations under this Agreement and the other Operative Documents to which it is a party and (ii) with respect to the Company and its Subsidiaries, all of their respective obligations under each mortgage, lease, agreement, indenture, contract, instrument or other document to which it is or may become a party or by which it is or may become bound, except such non-observance or non-performance which would not, individually or in the aggregate, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

                 Section 7.04. Maintenance of Insurance. The Company will, and will cause each of its Subsidiaries to, maintain insurance with responsible and reputable insurance companies in such amounts, with such deductibles and covering such risks as is usually maintained by companies conducting similar businesses and owning similar properties.

                 Section 7.05. Furnishing of Information. The Company will, for itself and on behalf of each of its Subsidiaries, furnish to the Agent, WestLB and each Bank the following: (i) immediately following the occurrence of any Default or Event of Default, an Officer's Certificate setting forth details of such Default or Event of Default, the period of existence thereof and the action proposed to be taken by the Company or such Subsidiary with respect thereto and (ii) such other information respecting the business, operations, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries as WestLB, the Agent or any Bank may from time to time reasonably request.

                 Section 7.06. ERISA. The Company will, and will cause each of its Subsidiaries and ERISA Affiliates to, as soon as possible and in any event within ten days after the Company or any of its Subsidiaries or ERISA Affiliates knows of the occurrence of any of the following, deliver to the Agent, with sufficient copies for WestLB and each Bank, a certificate of the chief financial officer of the Company, setting forth details as to such occurrence and the action, if any, which the Company, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant or the Plan Administrator with respect thereto: (i) the occurrence of a Reportable Event;
(ii) the existence of an accumulated funding deficiency; (iii) the making of an application to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or extension of any amortization period under Section 412 of the Code with respect to a Plan; (iv) the termination, reorganization, partition or declaration of insolvency under Title IV of ERISA of a Plan; (v) the existence of an Unfunded Current Liability with respect to a Plan which has resulted in a lien being imposed under ERISA or the Code with respect to the Company or any of its Subsidiaries or ERISA Affiliates; (vi) the institution of proceedings to terminate a Plan; (vii) the institution of a proceeding pursuant to Section 515 of ERISA to collect delinquent contributions from the Company or any of its Subsidiaries or ERISA Affiliates; or (viii) the incurrence of any liability (including any contingent or secondary liability) by the Company or any of its Subsidiaries or ERISA Affiliates to or on account of the termination or withdrawal from a Plan under Sections 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA; provided, however, that, with respect to any person (as defined in Section 3(9) of ERISA) that is an ERISA Affiliate only within the meaning of
Section 414(m) or 414(o) of the Code, the Company need only use its best efforts to cause such person to deliver such certificate and notices. The Company will deliver and, with respect to any person (as defined in Section 3(9) of ERISA) that is an ERISA Affiliate only within the meaning of Section 414(m) or 414(o), will use its best efforts to obtain and deliver, to the Agent, with sufficient copies for WestLB and each Bank, a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. Copies of annual reports and any notices received by the Company, any of its Subsidiaries or any ERISA Affiliates with respect to any Plan shall be delivered to the Agent no later than ten days after the later of the date such report or notice has been filed with the Internal Revenue Service or received by the Company, such Subsidiary or such ERISA Affiliate; provided, however, that, with respect to any person (as defined in Section 3(9) of ERISA) that is an ERISA Affiliate only within the meaning of Section 414(m) or Section 414(o) of the Code, the Company need only use its best efforts to obtain such report or notice.

                 Section 7.07. Financial Statements. The Company will deliver, or cause to be delivered, to the Agent, with sufficient copies for WestLB and each Bank, in each case in duplicate: (i) as soon as available and in any event within 60 days after the end of each fiscal quarterly period in each fiscal year of the Company, a consolidated balance sheet of the Company and the related consolidated statements of income and cash flows of the Company for such period and for the period from the beginning of the then current fiscal year to the end of such fiscal quarterly period, setting forth in each case in comparative form the figures for the corresponding periods for the previous fiscal year, in each case certified by the chief financial officer or chief accounting officer of the Company as fairly presenting the consolidated financial condition of the Company as at such date and the consolidated results of operations and cash flows of the Company for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments, (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and the related consolidated statements of income and changes in shareholders' equity and cash flows of the Company for such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year, in each case certified by Coopers & Lybrand L.L.P. or such other nationally recognized independent certified public accountants acceptable to the Required Banks whose certificate shall be reasonably satisfactory to WestLB and the Required Banks,
(iii) promptly after receipt thereof, copies of the material portion of any detailed reports submitted to the Company or any of its Subsidiaries by its independent accountants in connection with each annual or interim audit of the accounts of the Company or its Subsidiaries relating to the business, operations, condition (financial or otherwise) or prospects of the Company or its Subsidiaries, (iv) promptly, and in any event within ten (10) days after an officer of the Company obtains knowledge thereof, notice of any litigation or governmental or regulatory proceedings pending against the Company or any of its Subsidiaries which, individually or in the aggregate, would have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole, or otherwise pending with respect to the Bonds or any Operative Document, (v) promptly, and in any event within ten (10) days after an officer of the Company obtains knowledge thereof, notice of any event not otherwise specified in clause (iv) above which, individually or in the aggregate, would have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole, (vi) promptly after the sending or filing thereof, copies of all reports and registration statements (including without limitation Forms 10-K and 10Q) which the Company sends to any of its security holders or which the Company or any of its Subsidiaries files with Securities and Exchange Commission or any national securities exchange, (vii) promptly upon the written request of the Agent, WestLB or any Bank, copies of any report, application, petition or other similar document which the Company or any of its Subsidiaries sends to or files with the Federal Energy Regulatory Commission or the Louisiana Public Service Commission, and (viii) such other financial information as the Agent, WestLB or any Bank may reasonably request. Together with each delivery of financial statements required by clauses (i) and
(ii) above, the Company shall deliver to the Agent, with sufficient copies for WestLB and each Bank, (a) an Officer's Certificate stating that there exists no Default or Event of Default or, if any such Default or Event of Default exists, stating the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto and (b) a certificate prepared and certified by the chief financial officer of chief accounting officer of the Company setting forth the calculations required to establish whether the Company is in compliance with the provisions of Sections 8.05 and 8.06 hereof at the end of such fiscal quarter or fiscal year, as the case may be. The Agent, WestLB and the Banks are hereby authorized to deliver a copy of any financial statement or other document delivered to them pursuant to this Section 7.07 to any regulatory body having jurisdiction over them and to any prospective Participant in their interest herein or in the Letter of Credit.

                 Section 7.08. Inspection. The Company will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent, WestLB or any Bank to visit and inspect, at such Person's own expense, any of the properties of the Company or any of its Subsidiaries, to examine the corporate books and financial records of such entities and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of any of such entities with the principal officers and the internal and independent accountants of such entities, all upon reasonable prior notice and during regular business hours and as often as the Agent, WestLB or such Bank may reasonably request.

                 Section 7.09. Payment of Taxes, Etc. The Company will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, and all lawful claims which, if unpaid, would become a Lien upon any of its properties, in each case at such time as such taxes, assessments, governmental charges, levies or claims shall become due and payable; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with generally accepted accounting principles.

                 Section 7.10. Maintenance of Property. The Company will, and will cause each of its Subsidiaries to, keep all property that is useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

                 Section 7.11. Certain Notices. The Company will furnish to the Agent, with sufficient copies for WestLB and each Bank, a copy of any notice, certification, demand or other writing or communication given or received by the Company under or in connection with the Bonds or any of the other Operative Documents, in each case promptly after the receipt or giving of the same.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

                 The Company covenants that, from and after the Date of Issuance and until such time as the Letter of Credit is no longer outstanding and all Obligations are paid in full:

                 Section 8.01.  Consolidation, Merger, Sale of Assets, Etc.
The Company will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of, whether in a single transaction or a series of related transactions, more than 5% of the consolidated total assets of the Company and its Subsidiaries as of the date of any such conveyance, sale, lease or other disposition, to any Person, or agree to do any of the foregoing at any future time; provided, however, that nothing contained in this Section 8.01 shall prohibit (i) a consolidation or merger of two or more Subsidiaries, (ii) a consolidation or merger of one or more Subsidiaries with or into the Company, if the Company is the surviving corporation, (iii) a consolidation or merger of another Person into the Company or a Subsidiary if the Company or a Subsidiary is the surviving Person, (iv) the conveyance, sale, lease or other disposition of assets of a Subsidiary to the Company or another Subsidiary, (v) the sale or other disposition of any Subsidiary in which the Company has made no capital investment (either by cash contribution, contribution of assets or otherwise), (vi) sales by the Company or a Subsidiary of its accounts receivable or other receivables or sales of undivided interests in such accounts receivable and other receivables or (vii) the sale or other disposition of pollution control facilities in connection with the issuance by a governmental entity of pollution control bonds substantially all of the proceeds of the sale of which are received by the Company.

                 Section 8.02. Redemption or Purchase of Bonds; Adjustment of Interest Rate Periods. The Company will not, without the prior consent of the Required Banks, such consent not to be unreasonably withheld, (i) take any action to cause a redemption of any of the Bonds, (ii) take any action to cause the Interest Rate Period (as defined in the Indenture) in respect of the Bonds to be adjusted or otherwise changed to a Short Term Interest Rate Period or a Long-Term Interest Rate Period (as defined in the Indenture) or (iii) take any affirmative action to purchase, or to permit any of its Subsidiaries to purchase, any of the Bonds.

                 Section 8.03. Amendment of Operative Document. The Company will not, without the prior written consent of the Required Banks, terminate or amend or consent to the termination or amendment of any of the terms or provisions of the Bonds or any Operative Document.

                 Section 8.04. Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, provided, however, that the provisions of this Section 8.04 shall not prevent the creation, incurrence, assumption or existence of:


                 (i)   Liens to secure the CLECO Mortgage;

                 (ii) the following "permitted liens" pursuant to Section 1.04 of the CLECO Mortgage as presently in effect: (a) liens for taxes, assessments or governmental charges not then delinquent; (b) the lien of taxes, assessments or governmental charges due, or to become due, the validity of which is being contested at the time by the Company in good faith and, if necessary, by appropriate legal proceedings, provided that the Company shall have made such provision as may be required by the trustee under the CLECO Mortgage for the payment of any amount or the giving of such security as shall be required to prevent the loss or forfeiture of any of the mortgaged and pledged property, and for the payment of the amount of any such taxes, assessments or governmental charges as shall ultimately be determined to be due and payable; (c) any liens, the Indebtedness secured by which has not been assumed by the Company and on which it does not customarily pay interest charges, existing upon real estate or rights in or relating to real estate acquired by the Company for substation, transmission lines, distribution lines, pipelines, water mains, or right-of-way purposes or for storeroom or service buildings incidental to any of the foregoing; (d) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law to terminate such right, power, franchise, grant, license or permit or to purchase, condemn or recapture or to designate a purchaser of any of the property of the Company; (e) leases, easements, restrictions, exceptions or reservations in any property of the Company created at or before the acquisition thereof by the Company for the purpose of roads, water mains, pipe lines, transmission lines, distribution lines or for the joint or common use of real property and equipment and other like purposes, and other minor defects and irregularities of title in any property, in any case which do not materially impair the use of such property in the operation of the business of the Company or which the Company itself has power to cure by appropriate legal proceedings; (f) rights reserved to or vested in any municipality or public authority to use or control or regulate any property of the Company; (g) any obligations or duties affecting the property of the Company to any municipality or public authority with respect to any franchise, grant, license or permit; (h) undetermined liens and charges incidental to construction, except such as may result from any delinquent obligation of the Company for the payment of money on account of such construction; (i) funded liens; or (j) obligations arising under agreements or otherwise relating to the ownership by the Company of an undivided interest in real or personal property;

                 (iii) Liens on any property acquired, constructed or improved by the Company or any of its Subsidiaries after the date of this Agreement which are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of this Agreement, or, in addition to Liens contemplated by clauses (iv) and (v) below, Liens on any property existing at the time of acquisition thereof, provided that the Liens shall not apply to any property theretofore owned by the Company or any of its Subsidiaries other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located;

                 (iv) existing Liens on any property or indebtedness of a corporation which is merged with or into or consolidated with the Company or any of its Subsidiaries;

                 (v) Liens on property or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary of the Company;

                 (vi) Liens to secure Indebtedness of a Subsidiary to the Company or to another of its Subsidiaries;

                 (vii) Liens in favor of the United States of America, any state, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure pollution control or industrial revenue bond type Indebtedness;

                 (viii) Liens to secure sales by the Company or any of its Subsidiaries of accounts receivable or other receivables or sales of undivided interests in such accounts receivable and other receivables provided that such liens apply only to the accounts receivable sold and related security;

                 (ix) Liens on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Indebtedness incurred to provide funds for any such purpose;

                 (x) Liens existing on the date of this Agreement and set forth on Schedule II attached hereto;

                 (xi) Liens consisting of (a) pledges or deposits in the ordinary course of business to secure obligations under worker's compensation laws or similar legislation, including liens of judgments thereunder which are not currently dischargeable, (b) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which the Company is a party, (c) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings diligently conducted,
     (d) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money) or (e) materialmen's, mechanics', carriers', worker's, repairmen's or other like liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain the release of such liens;

                 (xii) Liens for the sole purposes of extending, renewing or replacing in whole or in part Indebtedness secured by any

     Lien referred to in the foregoing clauses (i) to (xi), inclusive, or this clause (xii); provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement plus the amount of any redemption or repurchase premiums incurred in retiring such Indebtedness, and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

                 (xiii)   Liens not otherwise permitted by foregoing clauses
     (i) to (xii), inclusive, to the extent such Liens encumber, in the aggregate, no more than 5% of Consolidated Net Tangible Assets.

                 Section 8.05. Interest Coverage Ratio. The Company will not permit the ratio of EBITDA to Consolidated Interest Expense at any time (determined in each instance using the most recently completed 12-month period for which the relevant financial information is available) to be less than 2.00 to 1.00.

                 Section 8.06. Tangible Net Worth Ratio. The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than 35% of Total Capitalization.

                                   ARTICLE IX

                               EVENTS OF DEFAULT

                 Section 9.01. Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing:

                 (i) any representation or warranty made by the Company in this Agreement or in any of the other Operative Documents or in any writing furnished in connection with or pursuant to this Agreement or any other Operative Document shall be false or incomplete in any material respect when made or deemed made; or

                 (ii) the Company shall fail to make any payment required to be made by it when due hereunder (including, without limitation, pursuant to Article II or Article III hereof) or under any or the Operative Documents; or

                 (iii) the occurrence of an "event of default" as described and defined in the Indenture or the Refunding Agreement; or

                 (iv) the occurrence of an "event of default" as described and defined in either of the Other Reimbursement Agreements; or

                 (v) the Company shall fail to perform or observe any of the terms of Article VIII hereof; or

                 (vi) the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any of the Operative Documents on its part to be performed or observed and (a) with respect to any such term, covenant or agreement contained herein, any such failure remains unremedied for 30 days, and (b) with respect to any such term, covenant or agreement contained in any of the other Operative Documents, any such failure remains unremedied after any applicable grace period specified in such Operative Document; or

                 (vii) any material provision of the Bonds, this Agreement or any other Operative Document shall at any time for any reason cease to be valid and binding on any party hereto or thereto (other than the Agent, WestLB or any Bank), or shall be declared to be null and void, or any such party (other than the Agent, WestLB or any Bank) shall contest the validity or enforceability thereof, or the Company shall deny that it has any further liability or obligation with respect to the Bonds, this Agreement or any other Operative Document to which it is a party; or

                 (viii) the Company or any of its Subsidiaries shall default in any payment of principal of or premium, if any, or interest on any Indebtedness of the Company or such Subsidiary (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) having an original aggregate principal amount in excess of $5,000,000, and such default shall continue beyond any period of grace provided with respect thereto, or the Company or any of its Subsidiaries shall default in the performance or observance of any other agreement, term or condition contained in any agreement under which any such Indebtedness is created (or if any other event of default thereunder or under such agreement shall occur and be continuing) and the effect of any such default is to cause, or as a result thereof the holder or holders of such obligation (or a trustee on behalf of such holder or holders) shall have caused or shall be entitled to cause, such obligation to become due prior to the stated maturity thereof; or

                 (ix) the Company or any of its Subsidiaries pursuant to or within the meaning of any Bankruptcy Law commences a voluntary case, admits in writing its inability to pay its debts generally as they become due, consents to the appointment of a Custodian of it or for all or substantially all of its property or makes a general assignment for the benefit of its creditors; or has an involuntary case filed against it, or a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against the Company or any of its Subsidiaries in an involuntary case, appoints a Custodian of the Company or any of its Subsidiaries for all or substantially all of its property or orders the liquidation of the Company or any of its Subsidiaries, and such involuntary case, order or decree remains unstayed and in effect for more than 60 days; or

                 (x) with respect to any Plan, other than a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, (a) such Plan shall fail to satisfy the minimum funding standard or a waiver of such standard or extension of any amortization period is sought under Section 412 of the Code; (b) such Plan is or is proposed to be terminated and as a result thereof liability in excess of $5,000,000 can be asserted under Title IV of ERISA as against the Company or any Subsidiary; (c) such Plan shall have an Unfunded Current Liability in excess of $5,000,000; or (d) there has been a withdrawal from any such Plan and as a result liability in excess of $5,000,000 can be asserted under Section 4062(e) or 4063 of ERISA against the Company or any Subsidiary; or, with respect to any Plan that is a multiemployer plan under Section 4001(a)(3) of ERISA, such Plan is insolvent or in reorganization or the Company or any ERISA Affiliate has withdrawn, or proposes to withdraw, either totally or partially, from such Plan and, in any case, in the opinion of the Required Banks, the Company or any Subsidiary might reasonably be anticipated to incur a liability which would have a material adverse effect on the business, operations, conditions (financial or otherwise) or prospects of the Company or the Company and Subsidiaries taken as a whole; or

                 (xi) one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, satisfied, discharged or stayed or bonded pending appeal within 30 days from the entry thereof;

then, and in any such event, the Agent may and, upon the written request of the Required Banks, shall, without prejudice to the rights of the Agent, WestLB or any Bank, (i) by notice to the Company, declare all amounts payable by the Company hereunder (including, without limitation, all amounts payable pursuant to Article II and Article III hereof) to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived, and/or (2) with respect to any undrawn amount under the Letter of Credit, require that the Company place with the Agent a collateral deposit which shall be, in the opinion of Bond counsel chosen by the Company and acceptable to the Agent, invested by the Agent in a manner which does not violate Section 148 of the Code, to secure repayment to the Banks by the Company of any drawings under the Letter of Credit and/or (3) exercise any or all of its rights and remedies under the Operative Documents and/or (4) by notice to the Trustee, require the Trustee to accelerate payment of all of the Bonds and interest accrued thereon as provided in Section 9.01 of the Indenture; provided that if an Event of Default described in clause (ix) of this Section 9.01 shall occur and be continuing, all amounts payable by the Company hereunder shall become immediately due and payable, without written notice and without presentment, protest or any other notice of any kind, all of which are hereby expressly waived.

                 Section 9.02. No Remedy Exclusive. No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or under any of the other Operative Documents, whether now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to exercise any remedy reserved to the Agent, WestLB or any Bank in this Agreement, it shall not be necessary to give any notice, other than such notice as may be herein expressly required or required by applicable law. In the event any provision contained in this Agreement should be breached by any party and thereafter duly waived by the other party or parties so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification or this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the party or parties thereto duly authorized by this Agreement.

                                   ARTICLE X

                                   THE AGENT

                 Section 10.01. The Agent. The Banks hereby designate Westdeutsche Landesbank Girozentrale, New York Branch, as agent to act as specified herein and in the other Operative Documents. Each Bank hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement, the other Operative Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents or employees.

                 Section 10.02. Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under any other Operative Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction. The duties of the Agent shall be mechanical and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Operative Document a fiduciary relationship in respect of any Bank. Nothing in this Agreement or any other Operative Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Operative Document except as expressly set forth herein.

                 Section 10.03. Investigation by Banks. Independently and without reliance upon the Agent, each Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company and the transactions contemplated herein, in each case in connection with the making and the continuance of the LC Commitments and the Advances and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Company and the transactions referred to in clause (i) above and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the effectiveness of this Agreement or at any time or times thereafter. The Agent shall not be responsible to any Bank for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Operative Document or the financial condition of the Company or any other Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Operative Document, or the financial condition of the Company or any other Person or the existence or possible existence of any Default or Event of Default.

                 Section 10.04. Instructions. If the Agent shall request instructions from WestLB, the Banks or the Required Banks, as applicable, with respect to any act or action (including failure to act) in connection with the Letter of Credit, this Agreement or any other Operative Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from WestLB, the Banks or the Required Banks, as applicable, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Operative Document in accordance with the instructions of WestLB, the Banks or the Required Banks, as applicable.

                 Section 10.05. Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Operative Document and its duties hereunder and thereunder, upon advice of counsel selected by it.

                 Section 10.06. Indemnification. To the extent the Agent is not reimbursed and indemnified by the Company, the Banks will reimburse and indemnify the Agent, in proportion to their respective LC Commitments (or, if the Letter of Credit is no longer outstanding, in proportion to their respective LC Commitments immediately prior to the expiration or other termination of the Letter of Credit), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its duties hereunder or under any other Operative Document, or in any way relating to or arising out of this Agreement or any other Operative Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

                 Section 10.07. Agent as a Bank. The Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein, and the term "Banks", "Required Banks" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Company or any Subsidiary or Affiliate of the Company to the same extent as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company or any such Subsidiary or Affiliate for services in connection with this Agreement and otherwise without having to account for the same to any of the Banks.

                 Section 10.08. Resignation by the Agent. (i) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Operative Documents at any time by giving 15 Business Days' prior written notice to the Company and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (ii) and
(iii) below or as otherwise provided below.

                 (ii) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent hereunder or thereunder which shall be a commercial bank or trust company reasonably acceptable to the Company.

                 (iii) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent may then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Agent as provided above.

                 (iv) If no successor Agent has been appointed pursuant to clause (ii) or (iii) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Operative Document until such time, if any, as the Required Banks appoint a successor Agent as provided above.

                                   ARTICLE XI

                                 MISCELLANEOUS

                 Section 11.01. Amendments, Etc. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall obtain the written consent of the Required Banks, provided that without the consent of each Bank no such action or omission shall (i) extend the Termination Date of the Letter of Credit or the final maturity of any Advance, or reduce the rate or extend the time of payment of interest on any Advance, or reduce the principal amount of any Advance, or reduce the rate or extend the time of payment of any fees payable for the benefit of the Banks, or increase the LC Commitment of any Bank (it being understood that a waiver of any Event of Default shall not constitute a change in the terms of any LC Commitment of any Bank, and it being further understood that the LC Commitment of each Bank may be automatically adjusted pursuant to Section 2.02 hereof), (ii) amend, modify or waive any provision of this Section 11.01 or Sections 3.05, 3.06, 10.06, 11.03, 11.05, 11.07 or 11.16, (iii) reduce the percentage specified in the definition of Required Banks, or (iv) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement or any other Operative Document to which it is a party; provided that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by WestLB in addition to the Banks required above to take such action, affect the rights or duties of WestLB under this Agreement or the Letter of Credit.

                 Section 11.02. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile communication, receipt of which is confirmed in writing) and shall be sent by mail (postage prepaid return receipt requested), hand delivery or fax (i) if to the Company, to it at P.O. Box 5000, Pineville, Louisiana 71361, Attention:
Treasurer, telecopy no. (318) 484-7465; (ii) if to the Agent, to it at the offices of Westdeutsche Landesbank Girozentrale, New York Branch, 1211 Avenue of the Americas, New York, New York 10036, Attention: Loan Operations, telecopy number (212) 302-7946; (iii)if to WestLB, as issuer of the Letter of Credit, or to Westdeutsche Landesbank Girozentrale, New York Branch, as a Bank hereunder, to it at the offices of Westdeutsche Landesbank Girozentrale, New York Branch, 1211 Avenue of the Americas, New York, New York 10036, Attention:
Trade Services, telecopy number (212) 768-4659; and (iv) if to any Bank (other than Westdeutsche Landesbank Girozentrale, New York Branch), to it at its address and telecopy number set forth opposite its signature below; or as to any party at such other address or telecopy number as shall be designated by such party in a written notice to all other parties hereto; provided that any such communication to the Company may also, at the option of the Person delivering such communication, be either delivered to the Company at its address set forth above or to any officer of the Company. All such notices and other communications shall be effective when received.

                 Section 11.03. Set-off. In addition to any rights now or hereafter granted under applicable law (including, but not limited to, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, during the continuance of any Event of Default hereunder each Bank is hereby authorized at any time and from time to time, without notice to the Company or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by WestLB or such Bank to or for the credit or the account of the Company against and on account of any Obligation or liability of the Company owing to SBC or the Banks under this Agreement and/or the Letter of Credit at the time, including, without limitation, all claims of any nature or description arising out of or in connection with this Agreement and/or the Letter of Credit, irrespective of whether or not the Agent, WestLB or any Bank shall have made any demand hereunder.

                 Section 11.04. Indemnification. The Company hereby agrees to protect, indemnify, pay and save the Agent, WestLB and each Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including without limitation reasonable attorneys' fees) which such indemnified Person may incur or be subject to as a consequence, direct or indirect, of (i) the execution and delivery of this Agreement or the issuance of the Letter of Credit, other than as a result of the gross negligence or willful misconduct of such indemnified Person, (ii) the failure of WestLB to honor a drawing under the Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omission herein called "Government Acts"), (iii) any breach by the Company, the Issuer, the Tender Agent, the Remarketing Agent or any other Person of any warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement, any other Operative Document or the Bonds, together with all reasonable expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (iv) any inaccuracy or alleged inaccuracy, or any untrue statement or alleged untrue statement, contained in the Preliminary Official Statement or the Reoffering Supplement, which includes, as an attachment thereto, the Official Statement, or by reason of the omission or alleged omission to state therein any fact necessary to make such statements, in light of the circumstances under which they were made, not misleading (provided that this Section 11.04 shall not apply to any information contained in the Reoffering Supplement under the caption "WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH" or in the Preliminary Official Statement or the Official Statement under the caption "SWISS BANK CORPORATION, NEW YORK BRANCH") and (v) the defense against any legal action challenging the validity of any of the above referenced agreements or instruments. Nothing in this Section 11.04 is intended to limit the reimbursement or other obligations hereunder of the Company. The obligations of the Company under this Section 11.04 shall survive the payment of the Bonds and the termination of this Agreement.

                 Section 11.05. Benefit of Agreement. This Agreement is a continuing obligation and shall (i) be binding upon the Company and its successors and assigns and (ii) inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, however, that the Company may not assign or transfer any of its rights or obligations hereunder without the prior written consent of WestLB and all of the Banks, and, provided further, that, although any Bank may grant participations in its rights hereunder and under the Letter of Credit, such Bank shall remain a "Bank" for all purposes hereunder, the Participant shall not constitute a "Bank" hereunder, the Company shall continue to deal solely with the Agent and such Bank (and not with any Participant) hereunder and with respect to this Agreement and the Letter of Credit and no such participation shall relieve WestLB of its obligations under the Letter of Credit.

                 In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Operative Documents (the Participant's rights against such transferring Bank to be those set forth in the agreement executed by such Bank in favor of the Participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation, except that the Participant shall be entitled to the benefits of Sections 2.09 and 2.10 hereof as set forth therein. In connection with any such participation, the Bank proposing to transfer or grant such participation may disclose to the proposed Participant any information that the Company is required to deliver to such Bank pursuant to this Agreement or otherwise delivers to such Bank in connection with such Bank's credit review or continuing review of the Company and this Agreement, provided, however, that, prior to any such disclosure, each such Participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Company or any of its Subsidiaries received from such Bank.

                 Notwithstanding the foregoing, any Bank may transfer the LC Commitment or any Advance of such Bank to another Bank or to another branch or lending office or, with the written consent of WestLB and the Agent (such consent not to be unreasonably withheld), an Affiliate of such Bank; provided that each such Bank agrees that it will use its reasonable efforts (subject to overall policy considerations of such Bank) to avoid the occurrence of any event giving rise to the operation of Sections 2.09 and 2.10 hereof as a result of any such transfer.

                 Neither WestLB nor any Bank may assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions, unless (i) WestLB and the Company each shall have given its prior written consent to such assignment (such consent not to be unreasonably withheld) and (ii) such assignment shall be consummated pursuant to an assignment and acceptance agreement reasonably satisfactory to the Agent (such agreement to state, among other things, that upon the effectiveness of such assignment, the transferee entity shall become a "Bank" hereunder for all purposes of this Agreement). Upon the effectiveness of any such assignment, the transferee entity shall become a "Bank" hereunder for all purposes of this Agreement and Schedule I attached hereto shall be amended by the Agent to reflect the new LC Percentage of each Bank after giving effect to such assignment (which amended Schedule I shall be promptly delivered by the Agent to the Company, WestLB and each Bank, provided that the failure to deliver or prepare such amended

Schedule I shall in no event affect the validity of such assignment or the respective LC Percentages resulting therefrom).

                 Section 11.06. Liability of Parties. The Company assumes all risks of the acts or omissions of the Trustee and any transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Agent, WestLB nor Bank, nor any of their respective officers or directors, shall be liable or responsible for: (i) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee or any transferee of the Letter of Credit in connection therewith; (ii) the form, validity, sufficiency or genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (iii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iv) failure of the Trustee to comply fully with the conditions required in order to draw upon the Letter of Credit; (v) errors, omission, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegram, telex or otherwise, whether or not they be in cipher; (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Letter of Credit or of the proceeds thereof; (viii) any misapplication by the Trustee of the proceeds of any drawing under the Letter of Credit; or (ix) any consequences arising from causes beyond the control of the Agent, WestLB or any Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Agent's, WestLB's or any Bank's rights or powers hereunder.

                 In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Agent, WestLB or any Bank under or in connection with this Agreement or the Letter of Credit or the related certificates attached thereto, if taken or omitted in good faith, shall not put the Agent, WestLB or any Bank under any resulting liability to the Company, and the Agent, WestLB and each Bank may accept any documents or instruments that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or any information to the contrary.

                 The obligations of the Company under this Section 11.06 shall survive the payment of the Bonds and the termination of this Agreement.

                 Notwithstanding anything to the contrary contained in this
Section 11.06, the Company shall have no obligation to indemnify the Agent, WestLB or any Bank in respect of any liability incurred by such Person arising solely out of the gross negligence or willful misconduct of such Person or the wrongful dishonor by WestLB of a proper demand made under the Letter of Credit.

                 Section 11.07. Expenses, Etc. The Company agrees to pay on demand (i) all costs and out-of-pocket expenses incurred by WestLB or the Agent in connection with the preparation, execution, issuance, delivery and administration of this Agreement, the Letter of Credit and the other Operative Documents, including, without limitation, the reasonable fees and disbursements of outside counsel and the allocated time charges and disbursements of internal counsel for the Agent and WestLB, and of counsel for the Banks with respect thereto, and (ii) all costs and out-of-pocket expenses, including, without limitation, the reasonable fees and disbursements of outside counsel and the allocated time charges and disbursements of internal counsel to the Agent, WestLB and the Banks with respect thereto, in connection with the enforcement or preservation of any rights under this Agreement, the Letter of Credit or any other Operative Document or any modifications, amendments, consents or waivers or similar occurrences relating to or in respect of this Agreement, the Letter
of Credit or any other Operative Document.   In addition, the Company shall pay
any and all stamp and other taxes (other than any franchise or income taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Letter of Credit or any other Operative Document and agrees to save the Agent, WestLB and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes, fees and expenses referred to in this sentence and in the immediately preceding sentence. The Company also agrees to indemnify, defend and hold the Agent, WestLB and each Bank harmless from and against all liability "including, without limitation, interest, penalties and all reasonable fees and disbursements of counsel) to which any such Person may become subject insofar as such liability arises out of or is based upon any action, suit, proceeding or investigation or governmental action brought or taken in connection with the Project or the use (or the proposed or potential use) of the proceeds of any drawing under the Letter of Credit. A request for payment under this Section 11.07 shall be accompanied by supporting documentation thereof, identifying with reasonable specificity the basis for and the amount of such costs and expenses.

                 Section 11.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                 Section 11.09. Consent to Jurisdiction. The Company irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or the Letter of Credit may be brought by or on behalf of the Agent, WestLB or any Bank in a court of record in the State of New York or in the Courts of the United States of America located in such State, (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Company hereby irrevocably appoints CT Corporation System (the "Process Agent") with an office on the date hereof at 1633 Broadway, New York, New York 10019 as its agent to receive on behalf of the Company and its property service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company, in care of the Process Agent at the Process Agent's above address, and the Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Agent agrees to mail to the Company at its address provided in Section 11.02 hereof a copy of any summons, complaint or other process mailed or delivered by it to the Company in care of the Process Agent. As an alternate method of service, the Company also irrevocably consents to the service of any and all process in any such suit, action or proceeding by mailing of copies of such process to the Company at its address provided in Section 11.02 hereof. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section shall be by certified mail, return receipt requested. Nothing in this Section 11.09 shall affect the right of the Agent, WestLB or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent, WestLB or any Bank to bring any suit, action or proceeding against the Company or its property in the courts of any other jurisdiction.

                 SECTION 11.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN SAID STATE.

                 SECTION 11.11. Headings, Etc. Section headings, the table of contents and the cover page of this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                 Section 11.12. Survival of Representations and Warranties. All representations and warranties contained herein or in any other Operative Document or made in writing by the Company in connection herewith or therewith shall survive the execution and delivery of this Agreement.

                 Section 11.13. Survival of Indemnities. All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 10.06,
11.04 and 11.07 shall survive the execution and delivery of this Agreement and the repayment in full of all Obligations.

                 Section 11.14. Satisfaction Requirement. (i) If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Agent, WestLB or any Bank, the determination of such satisfaction shall be made by the Agent, WestLB or such Bank in its sole and exclusive judgment exercised in good faith.

                 (ii) For purposes of determining compliance with the conditions specified in Article V hereof, each of the Banks shall be deemed to have consented to, approved or accepted or to be satisfied with all matters required there under to be consented to or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by this Agreement and holding the position of Vice President or a more senior position shall have received notice from any such Bank prior to the issuance of the Letter of Credit specifying such Bank's objections thereto and such objections shall not have been withdrawn by notice to the Agent to that effect.

                 Section 11.15. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States in conformity with those used in the preparation of the financial statements of the Company referred to in Section 7.07 hereof.

                 Section 11.16. Calculations. The financial statements to be furnished to the Agent, WestLB and the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto). All calculations and computations required to determine compliance with Sections 8.05 and 8.06 hereof shall utilize accounting principals and policies in conformity with those used to prepare the financial statements referred to in Section 6.08(i) hereof.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers "hereunto duly authorized as of the date first above written.

CENTRAL LOUISIANA ELECTRIC COMPANY, INC.

By /s/ THOMAS J. HOWLIN
  ----------------------------
Name:  Thomas J. Howlin
Title: Sr. V.P. - Finance and CFO

WESTDEUTSCHE LANDESBANK GIROZENTRALE,
NEW YORK BRANCH,
individually, as Agent and as issuer of the Letter of Credit

By /s/ CYNTHIA M. NIESEN
  ----------------------------
Name:  Cynthia M. Niesen
Title: Managing Director

By /s/ KAREN E. GAREIS
  ----------------------------
Name:  Karen E. Gareis
Title: Vice President

WACHOVIA BANK N.A.

By /s/ DAVID K. ALEXANDER
  ----------------------------
Name:  David K. Alexander
Title: Senior Vice President